EXHIBIT 99.1

LASER MORTGAGE MANAGEMENT, INC. ANNOUNCES
THAT THE DELAWARE COURT OF CHANCERY APPROVED
AN INITIAL LIQUIDATION DISTRIBUTION TO STOCKHOLDERS OF $3.00 PER SHARE

          New York, New York, November 30, 2001. LASER Mortgage Management, Inc. (NYSE:LMM) announced today that the Delaware Court of Chancery, by an order dated November 28, 2001, approved an initial distribution by LASER to its stockholders of $3.00 per outstanding share of common stock.

           Holders of record of LASER's common stock as of December 17, 2001 will be entitled to receive the initial liquidation distribution. LASER expects the distribution to occur prior to December 31, 2001.

           After the initial liquidation distribution, which will total approximately $42 million of LASER's $59 million of net assets as of September 30, 2001, LASER's common stock will likely be delisted from the NYSE. Thereafter, trading in LASER's common stock, if any, will take place on the over-the-counter market, or in the so-called "pink sheets," or on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc.

          Any subsequent liquidation distributions will need to be approved by the Delaware Court of Chancery.

           "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding LASER Mortgage Management, Inc.' s business which are not historical facts are "forward-looking" statements that involve risk and uncertainties.

Date: Contact:	November 30, 2001 LASER Mortgage Management, Inc. Mr. Charles R. Howe II Chief Financial Officer 212-758-2024